Exhibit 99.1

Colfax Corporation 8730 Stony Point Parkway Suite 150 Richmond, VA 23235 USA Tel: (804) 560-4070 Fax: (804) 560-4076 www.colfaxcorp.com

FOR IMMEDIATE RELEASE

CONTACT:
Mitzi Reynolds
(804) 327-5689
mitzi.reynolds@colfaxcorp.com

Colfax Closing Plant in Sanford, North Carolina
Operations to Be Consolidated into Other Facilities

RICHMOND, VA – August 4, 2009 –Colfax Corporation (NYSE: CFX), a global leader in fluid-handling solutions for critical applications, announced today that it will close its plant in Sanford, N.C.  Production for its Zenith gear pumps will move to the company’s facilities in Monroe, N.C. and Columbia, Ky.  This consolidation is expected to reduce the company’s cost structure by approximately $2.3 million annually ($1.4 million after taxes or 3 cents per share).  The Sanford plant, which employs 68 people, is scheduled to close by the end of the year.

John A. Young, President and CEO of Colfax said:  “We regret the impact of the plant closing on our employees in Sanford, but we must continue to reduce costs and align capacity with the demands of our global customer base.  This consolidation will better position us as our end markets recover.”

Colfax expects to recognize cash expenses related to the closure of approximately $2.3 million ($1.4 million after taxes or 3 cents per share), including severance and other employee termination-related costs of approximately $1.1 million and employee and equipment relocation costs of approximately $1.2 million.  The company anticipates recognizing these charges in 2009.

ABOUT COLFAX CORPORATION – Colfax Corporation is a global leader in critical fluid-handling products and technologies. Through its global operating subsidiaries, Colfax manufactures positive displacement industrial pumps and valves used in oil & gas, power generation, commercial marine, global naval and general industrial markets. Colfax’s operating subsidiaries supply products under the well-known brands Allweiler, Fairmount Automation, Houttuin, Imo, LSC, Portland Valve, Tushaco, Warren and Zenith. Colfax is traded on the NYSE under the ticker “CFX.” Additional information about Colfax is available at www.colfaxcorp.com.

CAUTIONARY NOTE CONCERNING FORWARD LOOKING STATEMENTS:
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning Colfax’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on Colfax’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause Colfax’s results to differ materially from current expectations include, but are not limited to factors detailed in Colfax’s reports filed with the U.S. Securities and Exchange Commission as well as its Annual Report on Form 10-K under the caption “Risk Factors”. In addition, these statements are based on a number of assumptions that are subject to change. This press release speaks only as of this date. Colfax disclaims any duty to update the information herein.

The term “Colfax” in reference to the activities described in this press release may mean one or more of Colfax's global operating subsidiaries and/or their internal business divisions and does not necessarily indicate activities engaged in by Colfax Corporation.

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